UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

BMP HOLDINGS INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

333-204070

 (Commission File No.)

200 Boston Avenue, Suite 1875

Medford, MA 02155

 (Address of principal executive offices and Zip Code)

(617) 803-8838

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of the Registrant

The information included in Item 5.02 below is incorporated by reference in this item.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 19, 2016 (the “Closing Date”), a stock purchase agreement was entered into by and between PixarBio Corporation (“PixarBio”) and Henry Sargent, a stockholder of BMP Holdings Inc. (the “Company”, “we”, “us” or “our”), who owned, in the aggregate, 5,000,000 shares of our common stock (96.7% of the outstanding shares). PixarBio purchased such shares for $108,500. In addition, PixarBio made a capital contribution in the amount of $216,500 to the Company, of which $191,500 was utilized to satisfy an outstanding loan made by Mr. Sargent to the Company and $25,000 was utilized to pay certain expenses of the Company. PixarBio used working capital as its source of funds for the transaction.

At the closing of the share purchase by PixarBio there was a change in our Board of Directors and executive officers. Mr. Henry Sargent, who served as our sole director and officer, resigned as the Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer. Mr. Sargent will continue to serve as the President of the Company and will continue to serve as manager of Buddhi Mat LLC pursuant to a management agreement executed on August 19, 2016, which is attached hereto as Exhibit 10.1. After expanding the number of members of the Board of Directors to two and appointing Mr. Frank Reynolds to serve as a member of the board of directors, Mr. Sargent tendered his resignation as a director, with such resignation to be effective 10 days after a Schedule 14f-1 relating to such change in the Board of Directors is mailed to the stockholders of the Company. We anticipate mailing the Schedule 14f-1 on or about August 31, 2016. To our knowledge, Mr. Sargent’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

Prior to his resignation from the Board of Directors, Mr. Sargent, as the sole director, appointed Mr. Frank Reynolds to serve as the Chairman of the Board of Directors, Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer of the Company, effective on the Closing Date.

Frank Reynolds, 53 years old, has served as the Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chairman of the Board of Directors of PixarBio, which he co-founded, since 2013. PixarBio is a specialty biotechnology company focused on pre-clinical and commercial development of novel neurological drug delivery systems for post-operative pain. From 2005 to 2013, Mr. Reynolds served as Chairman of the Board, Chief Executive Officer, Chief Scientific Officer and Chief Financial Officer of InVivo Therapeutics Holding Corp., which he co-founded. InVivo Therapeutics Holding Corp. is a research and clinical-stage biomaterials and biotechnology company. He holds an MBA from MIT-Sloan Fellows Program in Global Innovation and Leadership- Massachusetts Institute of Technology; a Master’s of Science in Engineering – University of Pennsylvania; he is an alumni of the Executive Masters of Technology Management – Wharton School of Business; a Master’s of Science in Management Information Systems – Temple University; a Master’s of Science in Health Administration – Saint Joseph’s University; and a Master’s of Science in Counseling Psychology – Chestnut Hill College. He also holds a Bachelor of Science in Marketing- Rider University.

No agreements or arrangements were entered into by us in connection with the appointment of Mr. Reynolds as an officer and director. Mr. Reynolds has not previously entered into any transaction with us.

Item 9.01 Financial Statements And Exhibits

(d) Exhibits:

10.1	Management Agreement dated as of August 19, 2016 by and among Henry Sargent, BMP Holdings Inc. and Buddhi Mat LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 25th day of August 2016.

BMP HOLDINGS INC.

By:	/s/ Francis M. Reynolds
Francis M. Reynolds, Chief Executive Officer